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Exhibit 99.1

                                                              Hanover Direct
                                                              201 272 3106
                                                              Fax 201 272 3465


                                                                  March 22, 2004

BY FACSIMILE AND/OR E-MAIL

Mr. Stuart Feldman
Chelsey Capital
712 Fifth Avenue, 45th Floor
New York, New York 10019

William B. Wachtel, Esq.
Wachtel & Masyr, LLP
110 East 59th Street
New York, New York 10022

Gentlemen:

      In response to the expressed desire of Chelsey Direct, LLC to exit its investment in Hanover Direct, Inc. (the "Company"), it is my pleasure to convey the following proposal on behalf of the Company, its Transactions Committee and a majority of the independent members of the Company's Board of Directors. As you know, the Company is in discussions with several major financial institutions to provide senior and subordinated financing to the Company. The Company is also in conversations with third parties with respect to a sale-leaseback of its principal warehouse and distribution center. Additionally, the Company contemplates selling non-core assets. The Company believes that it will successfully consummate a transaction with a senior lender, a sale-leaseback and the other aforementioned asset sales within the next 45 days and offers to utilize $45 million of the proceeds of these transactions to fully purchase and retire all of the Company's Series C Preferred Stock and common stock owned by Chelsey Direct, LLC. We believe this offer is fair to Chelsey for several reasons. As you are both aware, the fully accreted value of the Company's Series C Preferred Stock will be $72.7 million in 2009. Applying a 13% hurdle rate to this future value yields a NPV of approximately $36 million. The hurdle rate applied is equal to the interest rate Chelsey was willing to take when it recently agreed to provide short-term financing to the Company which, as you know, the Company has now been able to fulfill through its internal operations. The remaining $9 million of the Company's proposal of value could be attributable to Chelsey's common shares to which it has publicly ascribed only option value. Our proposal is subject to completion of these various transactions, the execution of definitive agreements with you, the final approval of the Audit Committee, the Transactions Committee and the Board of Directors of the Company and the consent of the Company's lender.

      The Company would like to enter into an agreement in principle on the proposed share repurchase with Chelsey Direct as soon as possible containing the terms outlined above. The Company believes that these financing transactions and dispositions of non-core assets and the purchase and retirement of Chelsey Direct's entire equity position will produce a fair and reasonable outcome for the
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Company's creditors, common shareholders and Chelsey Direct. The Company and a majority of its independent directors are firmly committed to effecting the outcome outlined in this proposal and look forward to working with Chelsey Direct in its consummation.

      I look forward to our continued dialogue and progress in this endeavor.

                                                  Sincerely,

                                                  /s/ Tom Shull

                                                  Tom Shull

cc:   Board of Directors
      Sarah Hewitt, Esq.